                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

                        LEXINGTON HEALTHCARE GROUP, INC.


                                                                                        FOR THE PERIOD FROM JULY
                                                                                        1, 1995 (COMMENCEMENT OF
                                                            FOR THE SIX MONTHS ENDED    OPERATIONS) TO JUNE 30,
                                                               DECEMBER 31, 1996                  1996
                                                           --------------------------  --------------------------
                                                            HISTORICAL    PRO FORMA     HISTORICAL    PRO FORMA
                                                           ------------  ------------  ------------  ------------

Net income (loss)........................................  $    136,000  $    476,000  $    266,000  $    658,000
                                                           ------------  ------------  ------------  ------------

Shares:

  Weighted average number of common shares outstanding
    (1)..................................................     3,092,000     3,092,000     3,092,000     3,092,000

    Assumed Repurchase of Common Shares sold in the
      Private Placement..................................                    (500,000)                   (500,000)

  Shares assumed sold with proceeds used for:

    Repayment of debt....................................                     111,000                     111,000

    Payment of the cash portion of the PRN acquisition
      price..............................................                     395,000                     395,000

    Repurchase of shares sold in the Private Placement...                      31,000                      31,000

  Shares to be issued in connection with the acquisition
    of Professional Relief Nurses, Inc. and Balz Medical
    Services, Inc........................................                     408,000                     408,000
                                                           ------------  ------------  ------------  ------------

  Weighted average number of shares outstanding..........     3,092,000     3,537,000     3,092,000     3,537,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

  Net Income per share...................................  $        .04  $        .13  $        .09  $        .19
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------


------------------------

(1) In accordance with Securities and Exchange Commission requirements, all common shares issued including the shares, including the shares issued in the proposed reorganization by the Company, at a price below the proposed offering price during the twelve-month period prior to the filing of the initial public offering have been included in the calculation as if they were outstanding for all periods prior to the offering.